Exhibit 10.1

Effective December 31, 2012

Daniel R. Passeri

[Address]

[Address]

Dear Dan:

Reference is hereby made to that certain Employment Agreement dated as of September 18, 2007, as amended by a letter dated October 27, 2008 and a Second Amendment to Employment Agreement dated December 16, 2010, by and between Curis, Inc. (the “Company”) and you (the “Employee”) (the “Agreement”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the undersigned parties agree as follows:

1. Section 1 of the Agreement is hereby revised such that the phrase “December 31, 2012” in the fourth line of such Section 1 is hereby deleted in its entirety and the phrase “December 31, 2013” is hereby inserted in lieu thereof.

2. Section 4(a) of the Agreement is hereby terminated and a new Section 4(a) is inserted in lieu thereof which reads as follows:

“(a) If the Employment Period expires pursuant to Section 1 hereof, then, unless the Company notifies the Employee that the employment of the Employee by the Company pursuant to this Agreement shall terminate upon such expiration, the Employee shall continue his employment on an at-will basis following the expiration of the Employment Period. Such at-will employment relationship may be terminated by either party at any time and shall not be governed by the terms of this Agreement.”

3. The Agreement, as supplemented and modified by this letter, together with the other writings referred to in the Agreement or delivered pursuant thereto which form a part thereof, contains the entire agreement among the parties with respect to the subject matter thereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

4. Upon the effectiveness of this letter, on and after the date thereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in the other documents entered into in connection with the Agreement, shall mean and be a reference to the Agreement, as amended hereby. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

5. This letter shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

Letter to Daniel R. Passeri

Effective December 31, 2012

6. This letter may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Please sign below to acknowledge your agreement to the foregoing terms.

Very truly yours,

CURIS, INC.

/s/ Michael P. Gray
Michael P. Gray
Chief Financial Officer

Date: January 18, 2013

Agreed and acknowledge as of the date set forth below.

/s/ Daniel R. Passeri
Daniel R. Passeri

Date: January 18, 2013